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NEWS BULLETIN





For further information contact:

     Mitchell Binder
     Vice President, Finance
     (516)435-8300(ext. 103)

FOR IMMEDIATE RELEASE
February 7, 1996

               ORBIT INTERNATIONAL CORP. CLOSES
              ON AGREEMENT TO PURCHASE OPERATING
        SUBSIDIARY AND DIVISION OF ASTROSYSTEMS, INC.

Hauppauge, NY, February 7, 1996 -- Orbit International Corp. (Nasdaq: ORBT) today announced that through its wholly owned subsidiary, it has closed on an agreement to purchase from Astrosystems, Inc. (Nasdaq: ASTR) substantially all of the assets of its wholly owned subsidiary, Behlman Electronics, Inc. and substantially all of its Military Electronics division.

Behlman Electronics, Inc. manufactures and sells high quality, distortion free commercial power units and low noise uninterruptable power supplies (UPS).
The Astrosystems Military Electronics division designs, manufactures and sells power conversion devices and electronic products for measurement and display.

Under terms of the Agreement, the purchase price of $3,706,000 is subject to adjustment based on changes in inventory occurring prior to closing which evaluation will be completed within thirty days of the closing. Orbit's subsidiary has also assumed certain liabilities of Astrosystems and Behlman.

In announcing the purchase, Dennis Sunshine, President and CEO of Orbit commented that "this is a key acquisition toward fulfilling our objective of expanding our Electronics business. These operations come with a talented and dedicated management team and will complement our existing electronics operation. We expect to complete the move of their operations to our Hauppauge facility by the end of February."

Orbit International Corp., based in Hauppauge, New York, operates in three business segments: Electronics, United States Apparel, and Canadian Apparel. Orbit Electronics segment i involved in the manufacture of customized electronics components and subsystems for military and nonmilitary government applications. The United States Apparel Segment consists of the Company's East/West division, a designer and importer of women's activewear and outerwear, East End Apparel Group, Ltd., which imports and distributes women's outerwear and sportswear and Rapp Style International, which designs and imports apparel for the inner city marketplace. The Canadian Apparel Segment consists of Rice Sportswear, Daniel Marcus, Symax Garment Company and Ax Elle Fashions, Inc., all of which are wholly owned subsidiaries manufacturing branded and private-label outerwear and sportswear.


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For more information on Orbit International, via fax at no charge, please call
1-800-PRO-INFO and enter company code 010 or ticker symbol ORBT.